Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Third Quarter 2016 Results

Third quarter 2016 net income(1) per diluted share was $1.30

Operating EPS was $1.37

Third quarter 2016 return on equity excluding AOCI was 19.0 percent
 Operating ROE excluding AOCI was 21.5 percent

Excluding annual unlocking(2), operating EPS was $2.29

Operating ROE excluding AOCI was 23.8 percent

MINNEAPOLIS — October 25, 2016 — Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2016 net income(1) of $215 million, or $1.30 per diluted share. Operating earnings were $227 million, with operating earnings per diluted share of $1.37. Excluding the non-cash impact of annual unlocking(2) in both periods, operating earnings per diluted share increased 4 percent to $2.29 with operating earnings of $380 million in the quarter.

GAAP Results

Net revenues of $3.0 billion increased 4 percent reflecting the cumulative impact of wrap net inflows, higher average equity markets and an impact from annual unlocking, partially offset by asset management outflows and lower client transactional activity.

Expenses of $2.8 billion increased 14 percent as a result of higher expenses related to unlocking as general and administrative expenses remained well controlled.

Operating Results

Operating net revenues of $3.0 billion increased 3 percent. Excluding annual unlocking in both quarters, operating net revenues were essentially flat, reflecting the cumulative impact of wrap net inflows and higher average equity markets compared to the year ago, offset by the cumulative impact of asset management outflows and lower client transactional activity.

Operating expenses of $2.7 billion increased 16 percent. Excluding annual unlocking in both quarters, operating expenses increased 1 percent from higher distribution expenses and well controlled general and administrative expenses.

In the quarter, the company continued to deliver a strong return to shareholders through share repurchases and dividends of $502 million.

(1)             Net income represents net income attributable to Ameriprise Financial.

(2)             Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes and the long term care review.

“Ameriprise delivered solid results in the third quarter on an operating basis, led by Advice and Wealth Management,” said Jim Cracchiolo, chairman and chief executive officer.

“With good inflows in investment advisory accounts, retail client assets grew to a record high. Experienced advisors continue to move their practices to Ameriprise as our advice value proposition, level of support and capital strength are attractive in this environment. In Asset Management, retail flows have improved in the U.S., and the July volatility in the UK and Europe subsided in the quarter.”

“In a more volatile climate and period of change for the industry, we are managing expenses well and have a strong business to serve our clients and advisors while consistently delivering meaningful shareholder value.”

Ameriprise Financial, Inc.

Third Quarter Summary

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$215	$397	(46)%	$1.30	$2.17	(40)%
Adjustments, net of tax (1) (see reconciliation on p. 14)	12	32		0.07	0.18
Operating earnings (2)	$227	$429	(47)%	$1.37	$2.35	(42)%
Less: annual unlocking impact, net of tax (1)	(153)	27		(0.92)	0.15
Operating earnings, excluding annual unlocking	$380	$402	(5)%	$2.29	$2.20	4%
Weighted average common shares outstanding:
Basic	164.0	180.4
Diluted	165.8	182.7

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

In the third quarter of the year, the company conducts its annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and models and the impact is reflected as part of annual unlocking and the long term care review. As discussed in the segment commentary to follow, the continued low interest rate environment, as well as policyholder behavior impact on living benefit reserves, more than offset benefits from persistency on annuity contracts without living benefits and other model updates.

Catastrophe losses in the Auto and Home business were $29 million compared to $8 million a year ago. Catastrophe losses were $7 million in excess of our expectations for the third quarter.

Third quarter operating earnings also included the following after-tax items(1):

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)

Market Impact on DAC/DSIC	7	(20)	NM	0.04	(0.11)	NM
Long term care claim reserve adjustment	(19)	8	NM	(0.11)	0.04	NM
Life and health reinsurance premium correction	—	(7)	NM	—	(0.04)	NM
Auto & Home catastrophe losses	(19)	(5)	NM	(0.11)	(0.03)	NM
Auto & Home prior year reserve development	7	—	NM	0.04	—	NM
DOL planning and implementation expenses	(5)	—	NM	(0.03)	—	NM
Affordable housing investment adjustment	(5)	—	NM	(0.03)	—	NM
Total items	$(34)	$(24)	(42)%	$(0.20)	$(0.14)	(43)%

(1)All items are shown after-tax using the statutory tax rate of 35%.

NM Not Meaningful — variance equal to or greater than 100%

Third Quarter 2016 Business Highlights

•                  Total assets under management and administration increased to $796 billion as Ameriprise advisor client net inflows and market appreciation more than offset asset management net outflows and the unfavorable impact of foreign exchange rates.

•                  Advice & Wealth Management advisor client assets increased to $476 billion, reflecting continued strength in fee-based investment advisory net inflows, with net inflows of $2.8 billion in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor declined 1 percent to $511,000, as higher advisory fee revenue was more than offset by lower transactional client activity.

•                  Total advisors were 9,747, reflecting strong advisor retention and ongoing experienced advisor recruiting. The company added 80 experienced, productive advisors in the quarter.

•                  Asset Management segment AUM declined to $468 billion, primarily driven by net outflows and the unfavorable impact of foreign exchange rates.

•                  Investment performance remained strong with 110 four- and five-star funds at Columbia Threadneedle Investments.

•                  Columbia Threadneedle Investments completed its acquisition of Emerging Global Advisors, LLC, a New York-based registered investment advisor and provider of smart beta portfolios focused on emerging markets.

•                  Variable annuity policyholder account balances were $76 billion with sales of $1.2 billion in the quarter.

•                  Excess capital was above $2 billion. In the quarter, the company repurchased 3.9 million shares of common stock for $378 million and paid $124 million in quarterly dividends.

•                  During the quarter, the company issued $500 million of 10-year senior notes to enhance its capital structure given attractive rates. The proceeds are for general corporate purposes.

•                  The company announced that it will match donations to Feeding America up to $500,000 through Thanksgiving. The annual Ameriprise Financial Challenge, which kicked off in September, makes it easy for people to double the impact of their donations to Feeding America, the nation’s leading hunger-relief organization.

•                  Ameriprise Financial received the Corporate Philanthropy — Financial Institutions award at the annual Invest in Others Community Leadership Awards. The award is presented to a company that has demonstrated an ongoing commitment to encouraging philanthropic activities among its employees, financial advisors and senior leaders.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Advice & Wealth Management
Net revenues	$1,272	$1,245	2%
Expenses	1,041	1,026	(1)%
Pretax operating earnings	$231	$219	5%

Pretax operating margin	18.2%	17.6%

	Quarter Ended September 30,		% Better/
	2016	2015	(Worse)
Retail client assets (billions)	$476	$433	10%
Wrap net flows (billions)	$2.8	$3.0	(8)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$511	$514	(1)%

Advice & Wealth Management pretax operating earnings increased 5 percent to $231 million driven by growth in assets and higher earnings on cash balances. Third quarter 2016 pretax operating margin increased to 18.2 percent from 17.6 percent a year ago.

Operating net revenues of $1.3 billion increased 2 percent from wrap account net inflows and higher earnings on cash balances. Client asset growth remains good as the company continues to see asset growth in fee-based wrap accounts outpacing growth in brokerage account balances.

Operating expenses increased 1 percent to $1.0 billion primarily from higher distribution expenses related to increased wrap fees. General and administrative expenses were down 1 percent compared to a year ago. The company is dedicating significant internal resources to prepare for the Department of Labor fiduciary rule and maintaining targeted growth investments.

Total retail client assets increased to $476 billion, driven by client net inflows and new client acquisition, as well as market appreciation. Wrap net inflows were $2.8 billion in the quarter, which contributed to a 14 percent year-over-year increase in wrap balances to $197 billion. Total advisors were 9,747 reflecting strong retention and another successful recruiting quarter, with 80 experienced advisors moving their practices to Ameriprise. Operating net revenue per advisor decreased 1 percent on a trailing 12-month basis to $511,000.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Asset Management
Net revenues	$740	$782	(5)%
Expenses	585	602	3%
Pretax operating earnings	$155	$180	(14)%

Pretax operating margin	20.9%	23.0%
Adjusted net pretax operating margin (1)	35.8%	39.1%

	Quarter Ended September 30,		% Better/
	2016	2015	(Worse)
Total segment AUM (billions)	$468	$471	(1)%

Total segment net flows (billions)	$(4.3)	$(7.4)	41%
Global Retail net flows, excl. former parent flows	$(1.9)	$(3.5)	45%
Global Institutional net flows, excl. former parent flows	$(2.0)	$(1.3)	(53)%
Former parent company related flows	$(1.4)	$(2.6)	44%
Inflows from acquisitions	$1.0	$—	NM

(1)See reconciliation on page 16

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management pretax operating earnings decreased 14 percent to $155 million, primarily from the cumulative impact of net outflows. The decline in the British pound resulted in lower revenues and expenses but had a minimal impact to pretax operating earnings.

Third quarter pretax operating margin was 20.9 percent compared to 23.0 percent a year ago. Adjusted net pretax operating margin was 35.8 percent compared to 39.1 percent a year ago.

Operating net revenues declined to $740 million compared to a year ago, reflecting the impact of lower asset levels and foreign exchange rates. AUM declined 1 percent to $468 billion from net outflows and unfavorable foreign exchange rates, partially offset by higher equity markets.

Operating expenses of $585 million declined 3 percent due to well managed general and administrative expenses and lower distribution expenses.

Net outflows were $4.3 billion in the quarter compared to outflows of $7.4 billion a year ago. Global retail outflows, excluding former parent related assets, were $1.9 billion reflecting improvement in intermediary and RIA distribution despite continued industry pressure on active equity strategies in the U.S., as well as lower retail activity among UK and European investors in July following the UK referendum. Global institutional outflows were $2 billion, including $0.7 billion from Acorn strategies. Funding of global institutional mandates slowed in the quarter and is expected to improve in the fourth quarter. In addition, flows in the quarter included $1 billion of inflows related to the acquisition of Emerging Global Advisors and $1.4 billion of former parent related outflows, primarily from legacy insurance mandates.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Annuities
Net revenues	$631	$632	—
Expenses	699	456	(53)%
Pretax operating earnings	$(68)	$176	NM

Variable Annuities:
Pretax operating earnings	$(97)	$151	NM
Annual unlocking	(220)	64	NM
Pretax operating earnings, excluding annual unlocking	123	87	41%
Fixed Annuities:
Pretax operating earnings	29	25	16%
Annual unlocking	5	2	NM
Pretax operating earnings, excluding annual unlocking	24	23	4%
Total pretax operating earnings, excluding annual unlocking	$147	$110	34%

Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$9	$(29)	NM

	Quarter Ended September 30,		% Better/
	2016	2015	(Worse)
Variable annuity ending account balances (billions)	$75.9	$72.8	4%
Variable annuity net flows (millions)	$(650)	$(259)	NM
Fixed annuity ending account balances (billions)	$10.2	$10.9	(7)%
Fixed annuity net flows (millions)	$(240)	$(375)	36%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating loss was $68 million compared to earnings of $176 million a year ago, primarily reflecting the unfavorable unlocking. Excluding unlocking in both periods, operating earnings were $147 million, up 34 percent, reflecting a favorable market impact on DAC and DSIC.

Variable annuity operating loss was $97 million, reflecting an unfavorable $220 million annual unlocking impact, which was primarily driven by continued low interest rates and policyholder behavior. Variable annuity cash sales declined to $1.2 billion in the quarter, which is consistent with recent industry trends. Account balances increased 4 percent to $76 billion, reflecting market appreciation, partially offset by net outflows.

Fixed annuity operating earnings increased to $29 million from $25 million, as a small benefit from annual unlocking was partially offset by continued older policy lapses and the interest rate environment remains challenging for investment yields and new product sales.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Protection
Net revenues	$679	$586	16%
Expenses	668	561	(19)%
Pretax operating earnings	$11	$25	(56)%
Annual unlocking — other life and health	17	(24)	NM
Annual long term care review	(37)	—	NM
Pretax operating earnings, excluding unlocking	$31	$49	(37)%

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$(2)	NM
Long term care claim reserve adjustment	(29)	13	NM
Life and health reinsurance premium correction	—	(11)	NM
Auto and Home catastrophe losses	(29)	(8)	NM
Auto and Home prior year reserve development	10	—	NM
Total protection impact	$(47)	$(8)	NM

	Quarter Ended September 30,		% Better/
	2016	2015	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$11.5	$10.9	5%
Auto & Home policies in force (thousands)	950	958	(1)%

NM  Not Meaningful — variance equal to or greater than 100%

Protection pretax operating earnings were $11 million compared to $25 million a year ago.

Life and Health insurance earnings, excluding long term care and the items noted above, increased from a year ago. VUL/UL cash sales declined to $70 million and VUL/UL account balances increased 5 percent.

Long term care had an operating loss of $73 million in the quarter driven by $66 million from two items: a $37 million impact primarily from loss recognition and an unfavorable $29 million correction related to a claim utilization assumption. The loss recognition related to low interest rates and higher reinsurance expense. Excluding these items, operating results were within expectations.

Auto & Home had a loss of $8 million driven by higher than anticipated catastrophe losses. The quarter included a $10 million favorable prior year reserve development reflecting improved trends from changes made to underwriting, claims and pricing. Management will continue to evaluate prior year and 2016 emerging loss experience to determine future actions.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Corporate & Other
Net revenues	$(15)	$(4)	NM
Expenses	57	38	(50)%
Pretax operating loss	$(72)	$(42)	(71)%

Items included in operating earnings:
DOL planning and implementation expenses	$(7)	$—	NM
Affordable housing investment adjustment	(7)	—	NM
Total corporate impact	$(14)	$—	NM

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss was $72 million for the quarter compared to a $42 million loss a year ago. Included in the current quarter’s results was an adjustment for an affordable housing investment to align it with the remaining tax benefit cash flows that lowered net investment income by $7 million. Results in the quarter included $7 million of incremental expenses related to the planning and implementation of the Department of Labor’s fiduciary standard.

Taxes

The third quarter 2016 operating effective tax rate was 11.7 percent reflecting lower earnings in the quarter related to the unfavorable unlocking as well as discrete tax items, primarily from the finalization of the 2015 tax return. Excluding the impact from unlocking, the operating effective tax rate was 22.8 percent. The operating effective tax rate was 23.1 percent a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  statements in this news release concerning the expecting funding of mandates in the fourth quarter;

•                  the statements in this news release concerning the expected financial impact, and time during which impacts might be realized, of business trends in Auto and Home underwriting, pricing and claims practices;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the June 2016 UK referendum on membership in the European Union), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and March 31, 2016.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. For information about Ameriprise Financial entities, please refer to the Third Quarter 2016 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2016	2015	2016	2015
Net income attributable to Ameriprise Financial	$215	$397	$1.30	$2.17
Less: Net income (loss) attributable to consolidated investment entities	—	—	—	—
Add: Integration/restructuring charges(1)	—	3	—	0.02
Add: Market impact on variable annuity guaranteed benefits(1)	37	5	0.22	0.03
Add: Market impact on indexed universal life benefits(1)	(7)	1	(0.04)	0.01
Add: Market impact of hedges on investments(1)	(5)	31	(0.03)	0.17
Add: Net realized investment (gains) losses(1)	(6)	10	(0.04)	0.05
Add: Tax effect of adjustments (2)	(7)	(18)	(0.04)	(0.10)
Operating earnings	227	429	1.37	2.35
Less: Pretax impact of unlocking	(235)	42	(1.42)	0.23
Less: Tax effect of unlocking (2)	82	(15)	0.50	(0.08)
Operating earnings excluding unlocking	$380	$402	$2.29	$2.20

Weighted average common shares outstanding:
Basic	164.0	180.4
Diluted	165.8	182.7

(1)     Pretax operating adjustment.

(2)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2016	2015
Total net revenues	$2,998	$2,886
Less: CIEs revenue	27	43
Less: Net realized investment gains (losses)	6	(10)
Less: Market impact on indexed universal life benefits	6	9
Less: Market impact of hedges on investments	5	(31)
Operating total net revenues	2,954	2,875
Less: Unlocking	64	(8)
Operating total net revenues excluding unlocking	$2,890	$2,883

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2016	2015
Total expenses	$2,760	$2,423
Less: CIEs expenses	27	88
Less: Integration/restructuring charges	—	3
Less: Market impact on variable annuity guaranteed benefits	37	5
Less: Market impact on indexed universal life benefits	(1)	10
Operating expenses	2,697	2,317
Less: Unlocking	299	(50)
Operating expenses excluding unlocking	$2,398	$2,367

 Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2016	2015
Operating total net revenues	$2,954	$2,875
Operating expenses	2,697	2,317
Pretax operating earnings	$257	$558

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended September 30,
(in millions, unaudited)	2016	2015
General and administrative expense	$731	$744
Less: CIEs expenses	2	20
Less: Integration/restructuring charges	—	3
Operating general and administrative expense	$729	$721

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2016
(in millions, unaudited)	GAAP	Operating
Pretax Income	$238	$257
Income tax provision	$23	$30
Effective tax rate	9.7%	11.7%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

Quarter Ended September 30, 2016
(in millions, unaudited)	Operating
Pretax Income	$257
Less: Pretax income attributable to unlocking	(235)
Pretax income excluding unlocking	$492
Income tax provision	$30
Less: Income tax provision attributable to unlocking	(82)
Income tax provision excluding unlocking	$112
Effective tax rate	11.7%
Effective tax rate excluding unlocking	22.8%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2015
(in millions, unaudited)	GAAP	Operating
Pretax Income	$463	$558
Less: Pretax income attributable to noncontrolling interests	(45)	—
Pretax income excluding consolidated investment entities	$508	$558
Income tax provision	$111	$129
Effective tax rate	24.1%	23.1%
Effective tax rate excluding noncontrolling interests	21.9%	23.1%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended September 30,
(in millions, unaudited)	2016	2015
Operating total net revenues	$740	$782
Less: Distribution pass through revenues	211	214
Less: Subadvisory and other pass through revenues	85	95
Adjusted operating revenues	$444	$473

Pretax operating earnings	$155	$180
Less: Operating net investment income	1	1
Add: Amortization of intangibles	5	6
Adjusted operating earnings	$159	$185

Pretax operating margin	20.9%	23.0%
Adjusted net pretax operating margin	35.8%	39.1%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2016	2015
Net income attributable to Ameriprise Financial	$1,271	$1,630
Less: Loss from discontinued operations, net of tax	—	(1)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,271	1,631
Less: Adjustments (1)	(154)	(84)
Operating earnings	1,425	1,715
Less: Unlocking, net of tax (2)	(153)	27
Operating earnings excluding unlocking	$1,578	$1,688

Total Ameriprise Financial, Inc. shareholders’ equity	$7,165	$8,017
Less: Accumulated other comprehensive income, net of tax	478	615
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,687	7,402
Less: Equity impacts attributable to the consolidated investment entities	62	250
Operating equity	$6,625	$7,152

Return on equity excluding AOCI	19.0%	22.0%
Operating return on equity excluding AOCI (3)	21.5%	24.0%
Operating return on equity excluding AOCI and unlocking	23.8%	23.6%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     After-tax is calculated using the statutory tax rate of 35%.

(3)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Revenues
Management and financial advice fees	$1,464	$1,465	—%
Distribution fees	455	451	1
Net investment income	387	321	21
Premiums	374	360	4
Other revenues	330	296	11
Total revenues	3,010	2,893	4
Banking and deposit interest expense	12	7	(71)
Total net revenues	2,998	2,886	4
Expenses
Distribution expenses	798	806	1
Interest credited to fixed accounts	161	171	6
Benefits, claims, losses and settlement expenses	855	471	(82)
Amortization of deferred acquisition costs	163	133	(23)
Interest and debt expense	52	98	47
General and administrative expense	731	744	2
Total expenses	2,760	2,423	(14)
Pretax income	238	463	(49)
Income tax provision	23	111	79
Net income	215	352	(39)
Less: Net income attributable to noncontrolling interests	—	(45)	NM
Net income attributable to Ameriprise Financial	$215	$397	(46)

NM  Not Meaningful — variance equal to or greater than 100%